Exhibit 10.19

QUOTA SHARE RETROCESSION AGREEMENT
(the “Agreement”)
between
WATFORD RE LTD.
a Bermuda-domiciled insurance company
(the “Company”)
and
ARCH REINSURANCE LTD.
a Bermuda-domiciled insurance company
(the “Retrocessionaire”)

W I T N E S S E T H:
WHEREAS, the Company desires to cede and Retrocessionaire desires to accept a quota share participation in certain reinsurance contracts underwritten by the Company subject to the terms and conditions contained in this Agreement;
NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein, the parties, intending to be bound in contract, hereby agree as follows:
ARTICLE 1
BUSINESS COVERED
This Agreement is to indemnify and hold the Company harmless in respect of the Ceded Percentage of the Company’s gross liability that may accrue to the Company in respect of its participations in Ceded Contracts written by the Company incepting on or after the Effective Date and prior to the Termination Date.
ARTICLE 2
ORIGINAL CONDITIONS
All reinsurance under this Agreement shall attach simultaneously with the attachment of the Ceded Contract and shall be subject to the same rates, terms, conditions, waivers, and interpretations, and to the same modifications, cancellations and alterations, as the respective Ceded Contracts. The Retrocessionaire shall in every case to which this Agreement applies and to the extent of the Ceded Percentage absolutely and unconditionally follow the underwriting fortunes of the Company in respect of the Ceded Contracts, and the Retrocessionaire shall be bound, without limitation, by all payments and settlements entered into by the Company in good faith, subject always to the terms, conditions and limitations of this Agreement. There are no exclusions to the cover granted by this Agreement.
ARTICLE 3
TERRITORY

[***]: CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH THE COMMISSION.

The territorial limits of this Agreement shall be identical with those of the Ceded Contracts.
ARTICLE 4
TERM AND TERMINATION
This Agreement shall take effect at the Effective Date.
Unless terminated pursuant to Article 5, this Agreement shall remain continuously in force until terminated by mutual agreement.
Upon termination for any reason, the Retrocessionaire shall remain liable for: (i) all losses under all Ceded Contracts arising from events that occurred prior to the Termination Date; and (ii) all losses under all Ceded Contracts in force on the Termination Date arising from events that occur after the Termination Date per the terms and conditions of the Ceded Contracts as in force through the next termination, expiration or renewal thereof (whichever occurs first); provided, however, that the Company shall have the right, by giving the Retrocessionaire prior written notice, to relieve the Retrocessionaire of liability for losses occurring subsequent to the Termination Date, in which case the Retrocessionaire shall return the unearned portion, if any, of any premium paid hereunder.
ARTICLE 5
SPECIAL TERMINATIONS
This Agreement shall terminate automatically upon termination of the Services Agreement.
Either party may terminate this Agreement at any time by providing 30 days’ prior written notice to Retrocessionaire upon the happening of any one of the following circumstances:
1.    A legal authority orders the other party to cease writing business;
2.    The other party has voluntarily ceased assuming new and renewal reinsurance business;
3.    The other party has become insolvent or has been placed into liquidation or receivership (whether voluntary or involuntary), or there has been instituted against it proceedings for the appointment of a receiver, liquidator, rehabilitator, conservator, or trustee in bankruptcy, or other agent known by whatever name, to take possession of its assets or control of its operations;
4.    The other party’s policyholders’ surplus, as reported in the financial statements of the Retrocessionaire has been reduced by whichever is greater, either 25% of the amount of surplus at the Effective Date or 25% of the amount at the latest anniversary of the Effective Date;

[***]: CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH THE COMMISSION.

5.    The other party has merged with, been acquired by or becomes controlled by any company, corporation, or individual(s) not controlling such party’s operations previously; or
6.    The other party’s A.M. Best Financial Strength Rating has been assigned or downgraded below B+.
ARTICLE 6
LOSS AND LOSS ADJUSTMENT EXPENSE
The Retrocessionaire shall assume, be liable for and pay to or on behalf of the Company, the Ceded Percentage of all Loss and Loss Adjustment Expenses incurred in connection with the Ceded Contracts, including, but not limited to, judgments (including interest thereon), settlements and compromises in connection therewith. The Retrocessionaire shall also be liable for the Ceded Percentage of Extra Contractual Obligations as set forth in Article 14.
The Company in its full discretion shall investigate, defend, and resolve claims or proceedings relating to the Ceded Contracts. Without prejudice to the foregoing and to the Original Conditions Article of this Agreement, while the Retrocessionaire does not undertake to investigate or defend claims or proceedings, it shall nevertheless have the right and be given the opportunity, at its request and with the full cooperation of the Company, to appoint representatives at its own expense and to become associated with the Company and the Company’s representatives in the investigation or control of any claims or proceedings involving this Agreement.
ARTICLE 7
DEFINITIONS
“Applicable Rating Agency” means (i) A.M. Best Company, Inc. and/or (ii) any rating agency agreed from time-to-time by mutual written consent of the Company and the Retrocessionaire.
“Ceded Contracts” means all contracts defined as Covered Contracts in the Services Agreement except Excluded Business as defined in the Services Agreement.
“Ceded Percentage” means 15%, as such percentage may be reduced from time to time in accordance with the provisions of Article 20.
“Effective Date” means 12:01 A.M. on January 1, 2014.
“Earned Gross Premiums” means gross premiums earned on all Ceded Contracts (without deduction of Origination Expenses, as defined in the Services Agreement), less return premiums.
“Extra Contractual Obligations” means:
(i)    any settlement, judgment or award against the Company in respect of indemnity of an Underlying Cedent or in favor of any other claimant for liability that is not within the terms or conditions of any contract of insurance or reinsurance issued by the Underlying Cedent (including in excess of limits of liability under such contract), and

[***]: CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH THE COMMISSION.

(ii)    any liability arising out of or in connection with any Ceded Contract whether in relation to claims handling or otherwise (including, without limitation, any settlement, judgment or award against the Company) for any amount that is not within the terms or conditions of the Ceded Contract (including in excess of limits of liability of such Ceded Contract) in favor of an Underlying Cedent or in favor of any other claimant in connection with a Ceded Contract; and
(iii)    without limiting the foregoing, includes any liability imposed on the Company to the Underlying Cedent or any other claimant as a result of a judgment or settlement or arbitration award, or otherwise, where such liability has arisen because of the failure of an Underlying Cedent or the Company to agree to pay a claim within the policy limits or limits of a Ceded Contract or to provide a defense against such claims as required by law, or bad faith or negligence by the Company or an Underlying Cedent in investigating or handling a claim or in rejecting an offer of settlement.
“Loss” means losses (including, without limitation, losses and loss adjustment expense) incurred by the Underlying Cedent) paid or payable, and ex gratia payments, by the Company pursuant to or in respect of the Ceded Contracts.
“Loss Adjustment Expense(s)” means all costs and expenses incurred by the Company allocable to an occurrence or claim under or in connection with a Ceded Contract (including, without limitation, in relation to any dispute, arbitration or litigation with any Underlying Cedent) in the investigation, adjustment, settlement, litigation, defense, or appeal thereof, which shall include without limitation (a) outside retained adjusters’ fees; (b) attorneys’, experts’ and consultants’ fees in connection with coverage investigation or analysis and/or actual, anticipated or threatened actions, suits, or proceedings, whether declaratory, coercive or otherwise; (c) costs taxed in any claim, suit or proceeding; (d) pre-judgment interest; (e) interest accruing after entry of judgment; (f) expenses incurred in unsuccessfully pursuing salvage, subrogation, contribution or indemnity; (g) any out-of-pocket costs paid by the Company with respect to any Extra Contractual Obligations, except for any extra contractual expenses excluded pursuant to the last paragraph of Article 14; and (h) any Run-Off Fee paid pursuant to the Fee Schedule to the Services Agreement. “Loss Adjustment Expenses” shall not include (i) unallocated loss adjustment expenses; (ii) overhead and office expenses of the Company; or (iii) salaries, benefits or expenses of the Company’s employees.
“Services Agreement” means the agreement among the Retrocessionaire, Arch Underwriters Ltd. and, solely for the limited purposes set forth therein, Highbridge Principal Strategies, LLC, dated as of March 24, 2014.
“Termination Date” means the effective date and time of termination of this Agreement pursuant to Article 4 and/or 5.
“Underlying Cedent” means the counterparty(ies) to any Ceded Contract.
“Underwriting Fees” shall have the meaning set forth in the Services Agreement.
“Unearned Premium” means reserves for unearned premium net of estimated accrued unearned premium.

[***]: CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH THE COMMISSION.

ARTICLE 8
PREMIUM
In consideration of the acceptance by the Retrocessionaire of the applicable Ceded Percentage of the Company’s liability for the Ceded Contracts, the Retrocessionaire shall be ceded the applicable Ceded Percentage of Earned Gross Premiums by the Company. As respects United States Dollars and Euros, the premium as respects any Ceded Contract shall be paid in the original currency in which the Company received such premium. As respects other currencies, the premium as respect any Ceded Contract shall be paid in United States Dollars or other original currency per Article 15.
ARTICLE 9
CEDING COMMISSION
The Retrocessionaire shall allow and pay the Company a ceding fee equal to the Ceded Percentage of the sum of (i) [***] (as defined in the [***]) in respect of the [***], and (ii) a [***]% of [***] in respect of the Ceded Contracts through December 31, 2014, which percentage shall be adjusted as of January 1, 2015 and each succeeding January 1st to be equal to [***] the [***] (as defined in the [***]) for the calendar year (or, as respects January 1, 2015, the period from the Effective Date through December 31, 2014) immediately preceding such January 1st.
ARTICLE 10
ASSESSMENTS, ASSIGNMENTS, FINES AND PENALTIES
The Retrocessionaire hereby assumes liability for the Ceded Percentage of any and all assessments and assignments imposed as a result of the Ceded Contracts and shall reimburse the Company for its share of any fines, assessments and/or penalties imposed upon the Company as a result of the Ceded Contracts.
ARTICLE 11
OFFSET
The Company and the Retrocessionaire may offset any balance or amount due from one party to the other under this Agreement and any other agreement between the parties. However, in the event of the insolvency of any party hereto, offset shall only be allowed in accordance with the Insolvency Article included herein, or where in conflict with applicable law, such law shall govern. Such offset details shall be clearly delineated for accounting purposes.
ARTICLE 12
REPORTS AND REMITTANCES
Within 60 days of the end of each calendar quarter, the Company shall provide the Retrocessionaire with a report, segregated by underwriting year of the following in respect of the Ceded Contracts:
(a)    Ceded Contracts written during the quarter;

[***]: CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH THE COMMISSION.

(b)    Gross written premium less cancellations and return premiums;
(c)    Original acquisition expenses for Ceded Contracts;
(d)    The Ceding Commission as provided hereunder;
(e)    Paid Loss, Loss Adjustment Expense and Extracontractual Obligations;
(f)    Outstanding loss – if any;
(g)    Subrogation, salvage or other recoveries;
(h)    Any applicable premium or other similar taxes (including but not limited to United States Federal Excise Tax if applicable); and
(i)    Retrocessionaire’s Obligations.
Within 75 days of the end of each calendar quarter, the Company shall calculate in respect of the Ceded Contracts:
(a)Premium collected during the quarter (which shall include any funds held pursuant to a Ceded Contract); plus
(b)Subrogation, salvage or other recoveries received during the quarter; less
(c)Original acquisition expenses paid during the quarter;
(d)    The Ceding Commission as provided hereunder; and
(e)    Paid Loss, Loss Adjustment Expense and Extracontractual Obligations;
Any balance due to the Retrocessionaire shall be remitted by the Company along with the quarterly report. For the avoidance of doubt, premiums retained by the cedents on the Ceded Contracts as funds withheld shall not be payable by the Company to the Retrocessionaire until actually received by the Company. Any balance due to the Company shall be remitted by the Retrocessionaire within 30 days of receipt of the quarterly report. Should payment due from the Retrocessionaire exceed $100,000 (or equivalent in original currency of the relevant Ceded Contract(s)) as respects any one Loss, the Retrocessionaire shall within 5 business days pay its share of such Loss upon written request by the Company accompanied by supporting documentation. Any special remittance made pursuant to this provision shall be credited to the Retrocessionaire in the account in which the paid Loss appears.
If the Company is required to fund a claim or loss fund pursuant to the terms of a Ceded Contract, the Retrocessionaire shall indemnify the Company for its Ceded Percentage of such fund.
Within 60 days following the end of each fiscal year, the Company shall furnish the Retrocessionaire with a statement showing the Unearned Premium, the total reserves for outstanding Losses, including Loss Adjustment Expenses, and any other information which the Retrocessionaire may require for its annual financial statements.

[***]: CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH THE COMMISSION.

ARTICLE 13
DELAYS, ERRORS AND OMISSIONS
Any inadvertent error, omission or delay in complying with the terms and conditions of this Agreement shall not be held to relieve either party hereto from any liability that would attach to it hereunder if such error, omission or delay had not been made, provided such error, omission or delay is rectified immediately upon discovery.
ARTICLE 14
EXTRA CONTRACTUAL OBLIGATIONS
The Retrocessionaire shall indemnify the Company for the Ceded Percentage of any Extra Contractual Obligations.
An Extra Contractual Obligation will be deemed to have occurred on the same date as the occurrence or claim covered under the Ceded Contract and will constitute part of the original loss.
Loss Adjustment Expenses in respect of Extra Contractual Obligations will be covered hereunder in the same manner as other Loss Adjustment Expenses.
However, this Article will not apply where the loss has been incurred due to fraud (including settlements and/or an admission of fraud and/or criminal acts) of a member of the board of directors or a corporate officer of the Company (other than any dual employee of the Retrocessionaire and the Company, unless such employees are acting at the direction of the Company) acting individually or collectively or in collusion with any individual or corporation or any other organization or party involved in the presentation, defense or settlement of any claim covered hereunder.
ARTICLE 15
CURRENCY
A.    All premiums, Losses, Loss Adjustment Expense and Extra Contractual Obligations hereunder shall be payable in United States Dollars or Euros or at the option of the Company in any other original currency.
B.    For purposes of this Agreement, where the Company receives premiums or pays Loss, Loss Adjustment Expense or Extra Contractual Obligations in currencies other than United States Dollars, Euros or another original currency per paragraph A above, such items shall be converted into United States Dollars at the actual rates of exchange at which these items are entered in the Company’s books.
ARTICLE 16
INSOLVENCY
In the event of the insolvency of the Company, this reinsurance shall be payable directly to the Company or to its liquidator, receiver, conservator or statutory successor on the basis of the liability of the Company without diminution because of the insolvency of the Company or because the liquidator,

[***]: CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH THE COMMISSION.

receiver, conservator or statutory successor of the Company has failed to pay all or a portion of any claim. It is agreed, however, that the liquidator, receiver, conservator or statutory successor of the Company shall give written notice to the Retrocessionaire of the pendency of a claim against the Company indicating the policy or bond reinsured which claim would involve a possible liability on the part of the Retrocessionaire within a reasonable time after such claim is filed in the conservation or liquidation proceeding or in the receivership, and that during the pendency of such claim, the Retrocessionaire may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated, any defense or defenses that it may deem available to the Company or its liquidator, receiver, conservator or statutory successor. The expense thus incurred by the Retrocessionaire shall be chargeable, subject to the approval of the court, against the Company as part of the expense of conservation or liquidation to the extent of a pro rata share of the benefit which may accrue to the Company solely as a result of the defense undertaken by the Retrocessionaire.
In the event of the insolvency of the Company the sums held in trust for the Retrocessionaire shall continue to be kept separate and continue to be held in trust for the benefit of the Retrocessionaire and subject to the terms of this Agreement shall continue to be beneficially owned by and payable to the Retrocessionaire.
In the event of the insolvency of the Retrocessionaire, all amounts due but not paid to the Retrocessionaire by the Company on such date under this Agreement and any other contract, regardless of the date on which they became due, and all amounts which become due to the Retrocessionaire by the Company after that date under this Agreement and any other contract may be retained by the Company and set off (to the extent permitted by applicable law) against the amounts due by the Retrocessionaire under this Agreement and any other contract, whether they were due before the insolvency or become due after. The balance only, if any, shall be payable by the Company to the Retrocessionaire at the expiry of all liability under this Agreement and any other contract between the parties.
ARTICLE 17
ARBITRATION
A.     Prior to commencing any arbitration in connection with any dispute, controversy or claim arising out of or relating to this Agreement or the breach, termination or validity thereof (a “Dispute”), the parties shall first engage in the following Steering Committee Procedures. Notwithstanding the previous sentence, in any Dispute in which a party seeks a temporary restraining order, preliminary injunction or attachment or other order in aid of arbitration pending the outcome of any Steering Committee (as defined below) meeting or arbitration procedure, such party may seek such order at any time without first following the procedures set forth in Sections (A), (B) and (C) of this Article 17.
B.    Following written request of one party to the other party, the Company, on the one hand, and the Retrocessionaire, on the other hand, shall use commercially reasonable efforts promptly to form a dispute steering committee (the “Steering Committee”), which shall consist of three (3) members appointed by the Company and three (3) members appointed by the Retrocessionaire; provided, that the number of members appointed to the Steering Committee may be modified by the mutual written consent of the parties. There shall be no restrictions placed on the appointment of any member to the Steering Committee other than that any such member shall be an officer or director of the Company or the Retrocessionaire, as applicable, and have qualifications and experience reasonably necessary to negotiate

[***]: CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH THE COMMISSION.

regarding the subject matter of the relevant Dispute. The members of the Steering Committee shall meet as frequently as they deem necessary or appropriate to resolve any Disputes under this Agreement, which meetings shall be held promptly following the formation of the Steering Committee at a time and location reasonably agreed to by the members.
C.     The Company and the Retrocessionaire shall cause their respective Steering Committee members to use commercially reasonable efforts to resolve the relevant Dispute without the commencement of arbitration. Any party shall be permitted to commence arbitration to resolve such Dispute only after the occurrence of two (2) separate meetings with all of the members of the Steering Committee, which meetings may be in person, by telephone, videoconference or any other means by which all of the participants can hear each other, or as otherwise agreed by the parties hereto (it being agreed to by the parties that if for any reason such two (2) meetings have not occurred within thirty (30) days after any party first requests in writing that such Dispute be referred to the Steering Committee, the requirements of this Section (C) of Article 17 shall be deemed to have been met).
D.     Provided that Sections (A), (B) and (C) of this Article 17 have been complied with, any dispute or claim arising out of or relating to this Agreement, including its formation and validity, shall be referred to arbitration. Arbitration shall be initiated by the delivery, by mail, facsimile, email or other reliable means, of a written demand for arbitration by one party to the other. The arbitration shall be held in Hamilton, Bermuda or such other place as the parties may mutually agree. Arbitration shall be conducted before a three-person Arbitration Panel selected by mutual agreement of the Parties or, failing such agreement, pursuant to the ARIAS•U.S. Umpire Selection Procedure. The arbitrators and Umpire shall be either present or former executive officers of insurance or reinsurance companies or arbitrators certified by ARIAS•U.S. The arbitrators and Umpire shall not be under the control of either party, and shall have no financial interest in the outcome of the arbitration. The arbitrators and Umpire shall not be obligated to follow the strict rules of evidence. The decision of a majority of the Arbitration Panel shall be final and binding to the fullest extent permitted by law. The Arbitration Panel shall render its award in writing. Judgment upon the award may be entered in any court having jurisdiction. Unless the Arbitration Panel orders otherwise, each party shall pay an equal share of the fees and expenses of the arbitrators and of the other expenses of the arbitration.
ARTICLE 18
NOTICES
All Notices and Proceedings Notices shall be given in writing and given to the parties at the following addresses:
If to the Company:
WATFORD RE LTD.
P.O. Box HM 2069
Hamilton HM HX
Bermuda
Attention: CEO
Telephone No.: (441) 278-3450

with a copy to:

[***]: CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH THE COMMISSION.

Clifford Chance US LLP
31 West 52nd Street
New York, New York 10019
Attention: Gary D. Boss
Telecopier No.: (212) 878-8375
Telephone No.: (212) 878-8063
If to the Retrocessionaire:
Arch Reinsurance Ltd.
Waterloo House, 1st Floor
100 Pitts Bay Road
Pembroke HM 08
Bermuda
Telephone No: (441) 278-9200
Fax No: (441) 296-1518

with a copy to:

Cahill Gordon & Reindel LLP
80 Pine Street
New York, New York 10005
Attention: John Schuster
Telecopier No. (212) 269-5420
Telephone No.: (212) 701-3323

Notices may be delivered by hand, by overnight courier, or email.
Unless shown to have been received earlier, any Notice so delivered shall be deemed to have been delivered:
if delivered by hand or by overnight courier, when delivered, if delivered during business hours on any business day or, if delivered outside such business hours, at the commencement of business hours on the next following business day; or
if delivered by email, at the time of transmission, if transmitted during business hours on any business day or, if transmitted outside such business hours, at the commencement of business hours on the next following business day.
Any party may, by Notice to any other party, change the name, address or other details to which Notices and/or Proceedings Notices may be given pursuant to this Agreement.
ARTICLE 19
JURISDICTION
The only suits, actions, or proceedings relating to a dispute permitted to be brought in a judicial forum are those (i) to compel arbitration, (ii) for temporary injunctive relief in aid of arbitration or

[***]: CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH THE COMMISSION.

to preserve the status quo pending the appointment of the arbitrator(s), (iii) to enforce or vacate an arbitral award, or (iv) to obtain relief in connection with arbitration. Any such proceeding shall be brought exclusively in any court of competent jurisdiction in Bermuda, and the parties shall comply with all the requirements necessary to give such court such exclusive jurisdiction, except that any judgment confirming a final arbitral award hereunder may be entered and enforced in any court having jurisdiction over any party or any of its assets. Service of process may be made upon either party by written notice at its office in Bermuda. In any suit instituted by one party against the other under this Agreement, the parties shall abide by the final decision of such court or any appellate court in the event of an appeal
ARTICLE 20
REDUCTIONS IN CEDED PERCENTAGE
A.    The Retrocessionaire may reduce the Ceded Percentage upon written notice to the Company; provided that any such reduction shall only be permitted:
(i) if such reduction does not result in a downgrade of the financial strength rating of the Company issued by an Applicable Rating Agency below the initial financial strength rating issued to the Company by such Applicable Rating Agency, and
(ii) as respects any reduction during the four-year period beginning on the date hereof, if immediately prior to such reduction the Company is subject to a financial strength rating of “A” or better from an Applicable Rating Agency, such reduction does not result in a downgrade of the Company’s financial strength rating below the level of “A” from such Applicable Rating Agency.
B.    Any reduction under paragraph A shall be prospective and apply only as respects Ceded Contracts incepting or renewing subsequent to the effectiveness of such reduction.
ARTICLE 21
GOVERNING LAW
This Agreement and any dispute, controversy or claim arising out of or relating to this Agreement shall be governed and construed in accordance with the internal laws of the Islands of Bermuda. This Article shall not operate to exclude any obligation otherwise provided by this Agreement, including Article 17.
ARTICLE 22
THIRD PARTY RIGHTS
This Agreement is solely between the Company and the Retrocessionaire, and in no instance shall any insured, claimant or other third party have any rights under this Agreement except as may be expressly provided otherwise herein.

[***]: CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH THE COMMISSION.

ARTICLE 23
AMENDMENTS
Any change or modification to this Agreement will be made by written amendment to this Agreement and signed by the Company and the Retrocessionaire.
ARTICLE 24
CONFIDENTIALITY
The Retrocessionaire hereby acknowledges that the documents, information and data provided to it by the Company, whether directly or through an authorized agent, in connection with the placement and execution of this agreement (“Confidential Information”) are proprietary and confidential to the Company. Confidential Information will not include documents, information or data that the Retrocessionaire can show:
1.    are publicly known or have become publicly known through no unauthorized act of the Retrocessionaire;
2.    have been rightfully received from a third person without obligation of confidentiality; or
3.    were known by the Retrocessionaire prior to the placement of this Agreement without an obligation of confidentiality.
Absent the written consent of the Company, the Retrocessionaire will not disclose any Confidential Information to any third parties, except:
1.    when required by retrocessionaires subject to the business ceded to this Agreement;
2.    when required by regulators performing an audit of the Retrocessionaire’s records and/or financial condition;
3.    when required by external auditors performing an audit of the Retrocessionaire’s records in the normal course of business; or
4.    when required by legal counsel and/or arbitrators in connection with an actual or potential arbitration hereunder.
Further, the Retrocessionaire agrees not to use any Confidential Information for any purpose not related to the performance of their obligations or enforcement of their rights under this Agreement.
In the event that the Retrocessionaire is required by court order, other legal process or any regulatory authority to release or disclose any or all of the Confidential Information, the Retrocessionaire agrees to provide the Company with written notice of same at least 10 days prior to such release or disclosure. However, (1) if the Retrocessionaire is required to release or disclose the Confidential Information in less than 10 days, the Retrocessionaire will provide the Company with

[***]: CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH THE COMMISSION.

immediate written notice; and (2) if disclosure is required on the date of receipt of the subpoena, the Retrocessionaire will give the Company notice within 24 hours of disclosing the information. The Retrocessionaire will use its best efforts to assist the Company in maintaining the confidentiality provided for in this Article.
The provisions of this Article will extend to the officers, directors, shareholders and employees of the Retrocessionaire and any affiliated insurers or reinsurers within its immediate holding company group, and will be binding upon their successors and assigns.
ARTICLE 25
LATE PAYMENTS
In the event any payment due either party is not received by the other party by the payment due date, the party to whom payment is due may, require the debtor party to pay, and the debtor party agrees to pay, an interest penalty on the amount past due calculated for each such payment on the last business day of each month as follows:
1.    a. The number of full days that have expired since the overdue date or the last monthly calculation, whichever the lesser; times
b.    1/365th of the sum of the six-month United States Treasury Bill rate as quoted in The Wall Street Journal on the first business day of the month for which the calculation is made, plus the applicable Interest Rate Increase (as established in subparagraph (2) below), times
c.    The amount past due, including accrued interest.
2.    The “Interest Rate Increase” shall be defined as follows:
a.    If payment is made 30 days or less after the overdue date, 2.0% per annum.
b.    If payment is made more than 30 days after the overdue date, 4.0% per annum.
Interest shall accumulate until payment of the original amount due plus interest penalties have been received by the creditor party.
The due date shall, for purposes of this Article, be determined as follows:
1.    Payments from the Retrocessionaire to the Company shall be due on the date on which the demand for payment (including delivery of quarterly reports) is received by the Retrocessionaire, and shall be overdue 30 days thereafter.
2.    Payments from the Company to the Retrocessionaire shall be due on the dates specified within this Agreement. Payments shall be overdue 30 days thereafter except for the first installment of premium, if applicable, which shall be overdue 60 days from inception or 30 days from final line-signing, whichever the later. Reinstatement

[***]: CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH THE COMMISSION.

premium, if applicable, shall have as a due date the date when the Company receives payment for the claim giving rise to such reinstatement premium, and payment shall be overdue 30 days thereafter. In the event a due date is not specifically stated for a given payment, the overdue date shall be 30 days following the date of billing.
If the information contained in the Company’s demand for payment is insufficient or not in accordance with the conditions of this Agreement, then within 30 days the Retrocessionaire shall request from the Company all additional information necessary to validate its claim and the payment due date as defined in paragraph B shall be deemed to be the date upon which the Retrocessionaire received the requested additional information. This paragraph is only for the purpose of establishing when a payment is overdue, and shall not alter the provisions of the Reports and Remittances Article or other pertinent contractual stipulations.
Should the Retrocessionaire dispute a claim presented by the Company and the timeframes set out in paragraph B be exceeded, interest as stipulated in paragraph A shall be payable for the entire overdue period, but only for the amount of the final settlement with the Retrocessionaire.
In the event arbitration is necessary to settle a dispute, the panel shall have the authority to make a determination awarding interest to the prevailing party. Interest, if any, awarded by the panel shall supersede the interest amounts outlined herein.
Any interest owed pursuant to this Article may be waived by the party to which it is owed. Waiver of such interest, however, shall not affect the waiving party’s rights to other interest amounts due as a result of this Article.
ARTICLE 26
ENTIRE AGREEMENT
This Agreement and the Services Agreement constitute the entire agreement between the parties in connection with the retrocession of the Ceded Contracts.
In the event of any conflict between the provisions of this Agreement and the provisions of any other document referred to in it, the provisions of this Agreement shall prevail.
ARTICLE 27
DUTY OF COOPERATION
Each party hereto shall cooperate fully with the other in all reasonable respects in order to accomplish the objectives of this Agreement, including making available to each other their respective officers and employees and agents for interviews and meeting with Governmental Authority (as defined in the Services Agreement), and furnishing any additional assistance, information and documents as may be reasonably requested by a party from time to time. The duty of cooperation shall apply, but not be limited, to regulatory matters and to litigation matters involving third parties.

[***]: CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH THE COMMISSION.

ARTICLE 28
ACCESS TO RECORDS
The Retrocessionaire or its duly authorized representatives shall have the right to visit the offices of the Company following the giving of reasonable notice, to inspect, examine, audit, and verify any of the files relating to business reinsured under this Agreement) at all reasonable times. This right shall be exercisable during the term of this Agreement or after the expiration of this Agreement.
ARTICLE 29
REMEDIES AND WAIVERS
No action taken by any party hereto in exercising its rights under this Agreement shall in any way be construed as a waiver by such party of any rights or remedies available to it.
The single or partial exercise of any right, power or remedy provided by law or under this Agreement shall not preclude any other or further exercise of it or the exercise of any other right, power or remedy.
A waiver (which may be given subject to conditions) of any right, power or remedy provided under this Agreement or by law shall only be effective if it is in writing. Any waiver shall apply only to the party to whom it is addressed and for the specific circumstances for which it is given. Any waiver shall not prevent the party who has given the waiver from subsequently relying on the right, power or remedy in other circumstances.
In the event of a waiver of any provision of this Agreement, such waiver shall not be deemed a waiver of any other provision herein, nor shall waiver of any breach of this Agreement be construed as a continuing waiver of subsequent breaches of the same or of other provisions of this Agreement.
The rights, powers and remedies provided in this Agreement are cumulative and not exclusive of any rights, powers and remedies provided by law.
ARTICLE 30
ASSIGNMENT
Neither this Agreement, nor any rights, interests or obligations hereunder, may be directly or indirectly assigned, delegated, sublicensed or transferred by any party, in whole or in part, to any other person by operation of law or otherwise, whether voluntarily or involuntarily, without the prior written consent of the other party.
ARTICLE 31
UTMOST GOOD FAITH; AMOUNTS TO BE PAID
The relationship of the parties with respect to the matters covered by this Agreement shall be in accordance with the principles of utmost good faith and fair dealing.

[***]: CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH THE COMMISSION.

Nothing in this Agreement shall be construed to mean that amounts to be paid by the Retrocessionaire under this Agreement are not payable until the ultimate net liability of the Retrocessionaire has been ascertained.
ARTICLE 32
SURVIVAL
The provisions of Articles 1 through 4 and 6 through 31 hereof shall survive the termination of this Agreement.

[***]: CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH THE COMMISSION.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized representative(s) this 25th day of March, in the year of 2014.

WATFORD RE LTD.

/s/ John Rathgeber

IN WITNESS WHEREOF, the Retrocessionaire has caused this Agreement to be executed by its duly authorized representative(s) this 25th day of March, in the year of 2014.

ARCH REINSURANCE LTD.

/s/ Nicolas Papadopoulo

[***]: CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH THE COMMISSION.

[Signature Page]